                                   Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

         AGREEMENT, dated as of June 23, 1999, among COMTREX SYSTEMS CORPORATION, a Delaware corporation (the "Buyer"), MICHAEL R. CARTER ("MICHAEL"), MATTHEW R. CARTER ("MATTHEW"), MARC R. CARTER ("MARC"), DONN SCOTT SMITH ("DONN", together with MICHAEL, MATTHEW and MARC, the "Shareholders") and CASH REGISTER SYSTEMS, INC., a Michigan Corporation (the "Company"). The Shareholders are also, at times, referred to herein as the "Sellers."

         WHEREAS, the Shareholders desire to sell, and the Buyer desires to acquire, all of the outstanding capital stock of the Company for the consideration set forth below;

         NOW, THEREFORE, in consideration of the respective representations, warranties and agreements hereinafter set forth, the Shareholders, the Buyer and the Company represent, warrant and agree as follows:

         1. Sale and Purchase of Stock. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing hereinafter referred to, each Shareholder shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase from each Shareholder, the number of shares of the common stock, par value $1.00 per share, of the Company (the "Stock"), set forth opposite their respective names on Exhibit A hereto, constituting in the aggregate all of the issued and outstanding capital stock of the Company.

         2. Purchase Price. The Purchase Price payable hereunder for the sale and purchase of the Stock shall be satisfied by the delivery by the Buyer to the Shareholders, on the Closing Date (as such term is defined below), of 150,000 restricted shares of the common stock of the Buyer, $.001 par value per share (the "Comtrex Shares").

         3. Closing. (a) The closing of the sale and purchase of the Stock (the "Closing") shall take place at the offices of the Buyer in Moorestown, New Jersey, or at such other place as the Company and the Buyer shall mutually agree, on such date and at such time as shall be mutually agreed to by the Company and the Buyer, but in any event on or before June 30, 1999. The date of the Closing is referred to in this Agreement as the Closing Date.

                  (b)      The Closing shall be effectuated as follows:

                           (i) The Shareholders shall deliver to the Buyer
certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer on the Closing Date, with all requisite documentary or stock transfer tax stamps affixed. Shareholders will pay all federal, state, county and local taxes (including all requisite transfer taxes) which may be due or payable by reason of a consummation of such sale and purchase; and

                           (ii) The Shareholders and the Company shall deliver
to the Buyer a certificate executed by the Shareholders and the Company representing and warranting to the Buyer that each of the Shareholders' and the Company's representations and warranties contained in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date, as if made on the Closing Date.

                           (iii) The Buyer shall deliver to the Shareholders the
Comtrex Shares.

         4. Representations, Warranties and Covenants of the Company and the Shareholders. The Company and the Shareholders hereby, jointly and severally, represent, warrant and covenant to the Buyer as of the date hereof and the time of the Closing as follows:

                  (a) The Company Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, is duly qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign corporation necessary (except where the failure to be so qualified would not have a material adverse effect upon the assets, business, or financial condition of the Company (a "Material Adverse Effect")), and has the corporate power to own its properties and carry on its business. The Company does not own any capital stock or other equity interest in any other corporation or other organization. True and correct copies of the Articles of Incorporation, By-Laws or other constituent documents of the Company have been provided to Buyer.

                  (b) Capitalization; Stock Ownership. (i) The Company's authorized capital stock consists of 50,000 shares of Common Stock, par value $1.00 per share, of which 5,000 shares are issued and outstanding. There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of the Company and the Company has no outstanding securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                           (ii) Each Shareholder is the owner, beneficially and
of record, of the number of shares of Stock of the Company set forth opposite his name on Exhibit A hereto, free and clear of any claim, lien, option, charge, restriction or encumbrance of any nature whatsoever. All the issued and outstanding shares of Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Shareholders have full requisite power and authority to sell the Stock to the Buyer according to the terms and the provisions of this Agreement so as to vest in the Buyer (and at Closing the Shareholders shall vest in Buyer) good and marketable title to the Stock free and clear of any claim, lien, option, charge or encumbrance, other than those restrictions on transfer imposed by the federal securities laws. Each Shareholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each Shareholder and constitutes the legal, valid, and binding obligation of each Shareholder, enforceable in accordance with its terms, subject to limitations relating to bankruptcy, insolvency, receivership, or other laws limiting creditors' rights generally.

                           (iii) To the best of the Company's and each
Shareholder's knowledge, all of the issued capital stock of the Company has been offered, sold and issued in compliance with all applicable securities laws.

                  (c) Corporate Authority; Etc. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action and will not violate any provision of law or of the Company's Articles of Incorporation or By-Laws or other constituent document, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, agreement or instrument to which the Company is a party or by which the Company or any of its property may be bound or affected. The Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to limitations relating to bankruptcy, insolvency, receivership, or other laws limiting creditors' rights generally.

                  (d) Financial and Other Data. The Company has delivered to the Buyer copies of the following consolidated financial statements (the "Financial Statements") of the Company:

                           (i) Balance sheets as of March 31, 1999 and March 31,
1998 (the "Balance Sheets"); and

                           (ii) Statements of income for the years ended March
31, 1999 and March 31, 1998.

The annual Financial Statements have been compiled, without footnotes, by Jenkins, Magnus, Volk & Carroll, P.C., having an address at 2605 South Woodward Avenue, Suite A, Bloomfield Hills, Michigan 48304. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (other than, with respect to any interim financial statement, normal year-end accruals and adjustments), the above-referenced Balance Sheets present fairly in all material respects the financial position of the Company as of their respective dates, and the above-referenced statements of income present fairly in all material respects the results of operations of the Company for the periods covered thereby.

                  (e) Accounts. The accounts receivable of the Company as of the date hereof and on the Closing Date (i) represent and will represent transactions for good and valuable consideration resulting from bona fide sales or services to third parties in the ordinary course of business, (ii) are not and shall not be subject to any known defenses, set-offs or counterclaims, and
(iii) to the best of the Company's and Shareholders' knowledge are and shall be legally enforceable (except as such enforceability may be limited by bankruptcy, insolvency or other legal or equitable principles affecting the enforcement of creditor's rights generally). To the Company's and each Shareholder's knowledge, the accounts receivable as of the Closing will be collectible in the ordinary course of business, at the aggregate gross recorded amount thereof. Since March 31, 1999, there has been no change in the Company's accounts receivable which would have a Material Adverse Effect.

                  (f) Litigation, Etc. There is no litigation, proceeding or governmental investigation pending or, to the best knowledge of the Company and the Shareholders, threatened against or relating to the Company, its properties or business, or the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not require the consent, approval, authorization or order of any court or governmental authority. There are no decrees, injunctions or orders of any court or governmental department or agency regarding the Company, or its properties or business.

                  (g) Compliance with Laws. The Company has complied in all respects with all federal, state, county, local and foreign laws, statutes, ordinances, rules, regulations, and orders (collectively, the "Laws") relating to the Company or its assets, except for violations which do not, alone or in the aggregate, have a Material Adverse Effect. The operation of the Company's business at their current locations is in conformity in all material respects with all applicable zoning ordinances and regulations. The Company has all licenses, franchises, permits, certificates, authorizations, consents, licenses and approvals required by law or any governmental authority or agency for (i) the conduct of the Company's business as presently conducted, or (ii) the execution, delivery or performance of this Agreement or any instrument hereunder. The Company is not in default or in noncompliance in any material respect under any of such permits, certificates, consents, approvals, authorizations, orders, licenses, franchises and/or other similar authority. The consummation of the transactions herein contemplated including, but not limited to, the execution, delivery, and performance of this Agreement, does not, and will not, constitute a violation of or default under, conflict with, or result in a breach of any judgment, order, award, decree, of any court, administrative agency or governmental body or law applicable to the Company.

                  (h) Assets; Absence of Liens and Encumbrances, Etc. Except as otherwise reflected on Schedule 4(h), the Company has good and marketable title to all its properties and assets, personal, tangible and intangible, including the assets included on the Balance Sheets, free and clear of all claims, liens, options, charges and encumbrances of any nature whatsoever other than Permitted Liens (as hereinafter defined). The Company does not own any real estate. The term "Permitted Lien" means (i) any liens for current taxes not yet due, and
(ii) those immaterial statutory liens of the type that arise out of taxes or general or special assessments not in default and payable without penalty or interest. Such assets are in good repair and operating condition and include all assets that have been used by the Company to conduct the business of the Company as it has been conducted. There is no existing claim which would provide a right of set-off under any of the Company's contracts, agreements and leases, each is in full force and effect, and there is no default or event, but for notice or lapse of time or both, would constitute an event of default under any such contract, agreement or lease.

                  (i) Liabilities. Other than liabilities specifically set forth on the Balance Sheets and trade payables incurred by the Company in the ordinary course of business after March 31, 1999, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any nature whatsoever.

                  (j) Absence of Certain Changes or Events. Since March 31, 1999, there has not been:

                           (i) Any change in the financial condition, assets,
liabilities, or business of the Company other than changes which do not, individually or in the aggregate, have a Material Adverse Effect;

                           (ii) Any declaration, setting aside or payment of any
dividend or other distribution in respect of the Company's capital stock, or any redemption of the Company's capital stock, or any change in the authorized, issued or outstanding capital stock of the Company, or agreement or commitment with respect to any thereof;

                           (iii) Any increase in the compensation payable or to
become payable by the Company to any of its directors, officers, employees or agents, whose total compensation for services rendered is currently at an annual rate of more than $25,000, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of the directors, officers, employees or agents thereof, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company, except as listed on Schedule 4(j) attached;

                           (iv) Any significant labor trouble, or any material
controversies or unsettled grievances pending or threatened, between the Company and any of its employees or a collective bargaining organization representing or seeking to represent such employees;

                           (v) Any conducting of business by the Company other
than in the ordinary course;

                           (vi) Any material adverse change in relationship with
any substantial customer;

                           (vii) The entry into, termination of, receipt of
notice of termination of, or amendment of or modification to (x) any license, distributorship, dealer, supplier, sales representative, joint venture, credit or similar agreement, or (y) any contract or commitment (other than for the sale of products by the Company in the ordinary course of business) involving a total remaining commitment by or to the Company in excess of $25,000;

                           (viii) Any borrowing or lending of money by the
Company;

                           (ix) Any individual capital expenditure, or incurring
of liability therefor, in excess of $15,000; or

                           (x) Any loans to or guaranty of the indebtedness of
any Shareholder, employee or family member of any thereof.

                  (k) Independent Contractors. (i) All persons who have served as independent contractors for the Company have signed an agreement, whereby each such person has, among other things, acknowledged that he or she is an independent contractor responsible for his or her own payroll taxes and workers' compensation insurance; provided, however, notwithstanding the foregoing, the Company voluntarily has included a number of such persons within its workers' compensation insurance from time to time. All independent contractors have been covered by workers' compensation insurance provided either by the Company or the contractor.

                           (ii) Except for current compensation and premiums for
workers' compensation insurance described in clause (i) above, in each case which is not yet due and payable, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to persons engaged by the Company as independent contractors prior to the date hereof, including without limitation liabilities for payment of payroll or withholding taxes, workers' compensation premium payments, or relating to injuries sustained by any such independent contractors.

                  (l) Schedules. The following Schedules which are attached hereto contain accurate lists and summary descriptions of the following:

                           SCHEDULE 4(l)(i): (A) A complete list of all real
estate leased by the Company and (B) a complete list of the Company's vehicles, machinery, equipment, tools, replacement parts, molds and furniture and fixtures.

                           SCHEDULE 4(l)(ii): All of the Company's intellectual
or similar property, including but not limited to patents, copyrights, trade names and trademarks, and applications therefor, and registrations thereof, and all other inventions, discoveries, improvements, designs, processes, formuli, trade secrets, ideas and other know-how, whether or not patentable.

                           SCHEDULE 4(l)(iii): All contracts, leases, agreements
and other documents and commitments of the Company, including agreements with suppliers, distributors and employees.

                           SCHEDULE 4(l)(iv): All policies of insurance in force
with respect to the Company or its assets.

                           SCHEDULE 4(l)(v): All mortgages, promissory notes,
bonds and other evidences of indebtedness upon which the Company is obligated.

                           SCHEDULE 4(l)(vi): All of the suppliers of the
Company accounting for purchases in excess of $5,000 by the Company during the fiscal year ended March 31, 1998 or March 31, 1999.

                           SCHEDULE 4(l)(vii): All permits, licenses, orders,
authorizations or other approvals necessary to operate the Company's business as presently conducted.

                           SCHEDULE 4(l)(viii): All of the Company's employment
agreements, labor contracts and collective bargaining agreements, and all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance and other employee benefit plans, arrangements and practices (including all trust agreements and the most recent determination letters of the United States Internal Revenue Service relating to such plans), relating to the Company or its employees ("Employee Benefit Plans").

                           SCHEDULE 4(l)(ix): The names and current annual rates
of compensation of all the officers, employees and agents of the Company, together with a summary (containing estimates to the extent necessary) of (i) existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any paid to such persons in the two prior fiscal years or subsequent thereto, and (ii) any other payments made by or on behalf of the Company to any labor organization or representative, employee, or agent of any labor organization in the two prior fiscal years or subsequent thereto.

                           SCHEDULE 4(l)(x): The name of each institution in
which the Company has a bank account or safety deposit box, the number of any such account or box and the names of all persons authorized to draw thereon or to have access thereto.

                           SCHEDULE 4(l)(xi): All marketable securities, and all
other notes or other obligations evidenced by written instruments, owned by the Company.

                  Accurate and complete copies of the leases, agreements, contracts, commitments, plans, policies, arrangements and other documents referred to in the foregoing Schedules have been delivered by the Company to Buyer.

                  (m) Tax Matters. The Company has duly and timely filed with the appropriate governmental agencies (federal, state, foreign and local) all tax and other returns required to be filed by it, all of which have been accurately prepared. All federal, state, local and foreign taxes, assessments, interest, and penalties, and all other sums owed to any other governmental authority or agency, whether federal, foreign, state or local (collectively, "Taxes"), due, owing and payable, or which may be due, owing and payable, have been fully paid or duly provided for in the Financial Statements. The accrual for taxes reflected in the Balance Sheet shall be sufficient for the payment of all accrued and unpaid Taxes for the period ending on the Closing Date and for all periods prior thereto. The Company's United States Income Tax Returns have not been audited by the United States Internal Revenue Service ("IRS") or any other state, local or foreign taxing authority. There are no agreements by the Company for the extension of time for the assessment of any Tax. No claim for Taxes due is being contested by the Company. The

Company has not received notice from the IRS or any other taxing authority of any deficiency or other adjustment which has not been satisfied, and the Company and Shareholders have no knowledge that such a notice may be sent. The Company has delivered to the Buyer true and complete copies of the Federal income tax and foreign and state income and franchise tax returns relative to the operations of the Company from inception through the date hereof, together with true and complete copies of all reports of Federal and state tax authorities relating to examinations of such returns.

                  (n) Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

                  (o) Employee Benefit Plans and Agreements. (i) The Company does not have any employment agreements, arrangements, contracts, or understandings, whether enforceable or unenforceable, or written or oral with any employee, labor organization, or representative of any labor organization relating to its employees, except those listed on Schedule 4(l)(viii) attached hereto. The Company has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity in employment, or employee's health, safety, wages and hours.

                           (ii) There are no labor disputes existing, or to the
best of the Company's knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company. There are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state labor commission relating to the employees of the Company. No demand for recognition heretofore made by any labor organization is pending with respect to the Company.

                  (p) Pension Plans. The Company is not nor has it ever been a party to any multi-employer retirement plan. No Employee Benefit Plan is in material violation of any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no prohibited transaction within the meaning of Title I or Title II of ERISA has occurred and is continuing with respect to any such plan. With respect to each Employee Benefit Plan: (i) the minimum funding standards have been met for each year in which Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), were applicable, and no waiver of the minimum funding standards has been requested for any such year, (ii) no events have occurred which are required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4043(b) of ERISA, (iii) all premiums required to be paid to the PBGC have been paid, (iv) there is no unfunded liability, (v) such plans as are intended to be qualified under Section 401(a) of the Code have received, subsequent to January 1, 1989, favorable determination letters from the Internal Revenue Service with respect to such qualified status and at all times have been operated in a manner consistent therewith, and (vi) all report forms or other information required to be filed with any government agency or to be delivered to any plan participant or beneficiary have been filed, distributed or made available.

                  (q) Patents, Licenses, and Trademarks. (i) The Company owns or has sufficient right to use all patents, trademarks, trade names, copyrights and rights utilized in its business, including those set forth on Schedule 4(l)(ii), without any obligation or liability for royalties, fees, or other compensation to any owner, licensor, or other claim to any of the foregoing, and, to the best of the Company's, and Shareholders' knowledge, without conflict with or infringement upon any right or claimed right of any other person.

                           (ii) There have been no claims made against the
Company for assertion of the invalidity, abuse, misuse or unenforceability of any of its patents, trademarks, trade names, copyrights and rights with respect to any of the foregoing, and to the knowledge of the Company or the Shareholders, the Company is not infringing any patent, trademark, trade name or other right, or application therefor, of any other party.

                           (iii) The Company owns and has sufficient
unrestricted right to use all of its proprietary rights free and clear of any right, lien, encumbrance, charge, or claim of any other person or entity.

                  (r) Environmental Matters. (i) The Company holds, and its business has been conducted in compliance with, all environmental permits, certificates, licenses, approvals, registrations and authorizations (collectively, "Permits") required under all applicable environmental laws, rules and regulations, and all of such Permits are in full force and effect. All such Permits are listed on Schedule 4(l)(vii) hereto and, except as set forth on such schedule, all such Permits shall not be affected by the Closing. To the best knowledge of the Company and the Shareholders, the Company's business has been conducted in compliance with all, and the conduct thereof is not in violation of any, applicable environmental statutes, rules, regulations, ordinances and orders of any federal, state, local or foreign governmental or regulatory agency or authority (collectively, "Authorities"), including those relating to Hazardous Substances (as defined below).

                           (ii) No notice, citation, summons or order has been
issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Authority with respect to (A) any alleged violation in the conduct of the Company's business or with respect to its assets of any environmental statute, ordinance, rule, regulation or order of any Authority; or (B) any alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Company's business; or (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance in connection with the conduct of the Company's business or with respect to any of its assets. "Hazardous Substances" shall mean and include any hazardous substances defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), any hazardous materials defined in the United States Hazardous Materials Transportation Act, any hazardous wastes defined in the United States Resources Conservation and Recovery Act ("RCRA"), any toxic substance as defined in the Toxic Substances and Control Act, any pollutant or contaminant as defined in the United States Clean Water Act and as the terms hazardous substance, hazardous waste, hazardous materials, toxic substance or pollutants or contaminants are defined in corresponding state and local laws, ordinances and regulations and including petroleum products and radioactive materials.

                           (iii) The Company has not received any request for
information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Substances in connection with the conduct of its business.

                           (iv) Except as set forth on Schedule 4(r) hereto, the
Company has not used, generated, treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company nor, to the best of the Company's and Shareholders' knowledge, has any other person treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company in connection with the conduct of the Company's business that might have a Material Adverse Effect.

                           (v) The Company and Shareholders know of no facts or
circumstances related to environmental matters concerning the conduct of the Company's business or with respect to its assets that could lead to any future environmental claims, liabilities or responsibilities under any presently existing environmental statute, ordinance, rule, regulation or order of any Authority which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the value of the Company's assets or business to Buyer, or the possession, use, occupancy or operation by Buyer, of any material portion of the Company's business or its assets.

                  (s) Insurance. The Company and its properties, businesses and assets, are covered by such fire, casualty, product liability and other insurance policies issued by reputable companies as are customarily obtained to cover comparable business and assets in the regions in which such business and assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions, and which are adequate to insure fully against risks to which the Company and its properties, business and assets, are normally subject in the operations of the Company's businesses.

                  (t) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and the Shareholders directly with the Buyer without the intervention of any other person as a result of the act of the Company, or the Shareholders, in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment.

                  (u) Disclosure. No representation or warranty made in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         5. Investment Representations. Each Shareholder understands, represents and warrants to, and agrees with, the Buyer (all such representations and warranties being made to and for the benefit of the Buyer and any transfer agent of the Buyer employed for that purpose) as follows:

                  (a) Each Shareholder understands that no federal or state agency has passed on or made any recommendation or endorsement of the Comtrex Shares;

                  (b) Each Shareholder acknowledges that, in making a decision to acquire the Comtrex Shares hereunder, he has relied solely upon independent investigations made by him and not upon any representations made by the Buyer with respect to the Buyer or the Comtrex Shares;

                  (c) Each Shareholder understands that the Comtrex Shares are being sold to him hereunder in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of such Shareholders set forth herein in order to determine the applicability of such exemptions and the suitability of each Shareholder to acquire the Comtrex Shares;

                  (d)      No Shareholder is an affiliate of the Buyer;

                  (e) Each Shareholder is aware that the Comtrex Shares have not been and will not be registered under the Securities Act and may only be offered or sold by him pursuant to registration under the Securities Act or an available exemption therefrom; and

                  (f) Each Shareholder will offer, sell, pledge or otherwise transfer the Comtrex Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in any case, in accordance with all applicable federal, state and foreign securities laws.

         6. Representations and Warranties by the Buyer. The Buyer hereby represents and warrants to the Sellers as of the date hereof and the time of the Closing as follows:

                  (a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Authority, Etc. All requisite corporate action has been taken to authorize the execution, delivery and performance of this Agreement by the Buyer. The Agreement has been or at Closing will be duly executed and delivered by the Buyer and constitute or will constitute the legal, valid and binding obligations of the Buyer, enforceable in accordance with its respective terms.

                  (c) Consents, Etc. The consummation of the transactions contemplated by the Agreement will not (i) require the consent, approval, authorization or order of any court or governmental authority, or (ii) constitute a violation of or default under, conflict with, or result in a breach of (A) any judgment, order, award, decree, of any court, administrative agency or governmental body or laws to which the Buyer is subject, or (B) any agreement or instrument to which the Buyer is a party or by which it is bound. There are no decrees, injunctions or orders of any court or governmental department or agency affecting the Buyer's ability to consummate the transactions contemplated hereunder.

                  (d) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer directly with the Company and the Sellers without the intervention of any other person as a result of any act of the Buyer in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment.

         7. Conditions Precedent to the Shareholders' Obligations. The obligations of the Shareholders at the Closing shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived by the Shareholders):

                  (a) Representations. All representations and warranties of the Buyer contained herein shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of the Buyer contained herein shall have been complied with; and the Shareholders shall have received a certification of the Buyer, dated the Closing Date and executed by the Buyer's President or Vice President, to each such effect.

                  (b) Stock Certificates. The Shareholders shall receive the Comtrex Shares specified in Paragraph 2.2(a) above.

                  (c) Governmental Consents. All necessary governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

                  (d) Actions or Proceedings. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes it illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and shall remain in effect.

         8. Conditions Precedent to the Buyer's Obligations. The obligations of the Buyer at the Closing shall be subject to the satisfaction of the following conditions precedent at the Closing (each of which may be waived by the Buyer):

                  (a) Representations. All representations and warranties of the Company and/or the Shareholders contained herein shall be true and correct in all material respects on the Closing Date as if made on such date; all agreements of the Company and/or Shareholders contained herein shall have been complied with; and the Buyer shall receive a certification, dated the Closing Date, of the Company, executed by the Company's Chairman and CEO, and of each Shareholder, to each such effect.

                  (b) Approval. All action required by law to be taken by the Shareholders with respect to the execution, delivery and performance of the Agreement shall have been taken and shall continue to be in full force and effect.

                  (c) Stock Certificates. Each Shareholder shall have delivered to the Buyer the certificate or certificates representing the Stock to be purchased from such Shareholder hereunder, duly endorsed in blank for transfer or accompanied by stock powers executed in blank, with signature guaranteed and with all requisite documentary or stock transfer tax stamps affixed.

                  (d) Judgment, Tax Lien and Uniform Commercial Code Searches. The Buyer shall have received (i) Federal and State judgment and tax lien searches, and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent report, in each case from all appropriate jurisdictions listing all effective financing statements which name either the Company (under its present or any previous name or any trade names) or any Shareholder, as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or encumbrances.

                  (e) Resignations. All members of the Board of Directors and each officer of the Company shall have resigned.

                  (f) Third Party and Governmental Consents. All necessary third party and governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

                  (g) No Options, Etc. There shall be no outstanding options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the authorized or issued shares of the Company, and the Company shall have outstanding no securities convertible into or exercisable for any such shares, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                  (h) Injunction; Litigation. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and remains in effect. There shall not be pending or threatened any litigation, suit, action or proceeding by any person which could reasonably be expected to have a Material Adverse Effect on the Company's assets or business or which seeks damages from the Buyer or the Company as a result of the transactions contemplated by this Agreement.

                  (i) Due Diligence Investigations. The results of the due diligence investigations referred to in paragraph 9(d) below shall have been satisfactory to the Buyer in its reasonable discretion.

         9. Further Agreements. The parties further agree as follows:

                  (a) Further Assurances. The Company, the Shareholders and the Buyer each agree that they will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

                  (b) Conduct of the Company's Business. Pending the Closing, the Company and the Shareholders shall not permit:

                           (i) any conduct of the Company's business other than
in the ordinary course;

                           (ii) any increase in the compensation payable or to
become payable to any of the Company's employees or agents or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any thereof, or any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement or union or collective bargaining agreement made or agreed to by the Company pertaining to the Company's employees;

                           (iii) any borrowing or lending of money by the
Company;

                           (iv) any declaration, payment or accrual of any
dividend or other distribution to any of the Shareholders, any redemption or issuance of any of their respective capital stock or securities convertible into capital stock or commitment to grant the same, or any retirement of any debt or obligation owed to the Shareholders;

                           (v) any forgiveness of any liabilities or obligations
owed to the Company by any affiliated person;

                           (vi) any capital expenditures which in the aggregate
would exceed $15,000, or incurring of liability therefor, by the Company;

                           (vii) any failure on the part of the Company to use
its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the Company's assets (including intellectual property) and the business and the goodwill of its suppliers, customers, referring sources and others having business relations with it; or

                           (viii) any act or omission which would cause the
Company to be unable to restate, as of the Closing, the representations set forth in paragraph 4(j) above.

                  (c) Transition. The Shareholders agree to take any reasonable action requested by the Buyer in order to promote the smooth transition of the Company's business to the Buyer.

                  (d) Investigations. The Buyer may prior to the Closing Date, through its employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the properties, assets, businesses, books and records of the Company; provided that it is understood that disclosure of confidential customer information will be subject to such procedures as are agreed to by the Buyer and the Company. In such regard, the Company shall permit the Buyer and its employees, agents and representatives to have full access to the premises of the Company and all such books and records of the Company, and the Company shall furnish to the Buyer such financial, operating and technical data and other information as the Buyer shall from time to time reasonably request, subject in the case of confidential customer information to the agreed-upon procedures referred to above.

         10. Indemnification by Shareholders. The Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Buyer from and against any loss, costs, damages, or expense (including reasonable attorneys' fees) arising from or relating to:

                  (a) Any and all damage or deficiency resulting from any misrepresentation, omission, breach of warranty or non-fulfillment of any covenant or agreement on the part of any Shareholder under this Agreement; or

                  (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expense, including reasonable attorneys' fees, incident to any of the foregoing.

         11. Indemnification by the Buyer. The Buyer agrees to indemnify, defend and hold harmless the Shareholders from and against any loss, cost, damage or expense (including reasonable attorney's fees) arising from or relating to:

                  (a) any misrepresentation or breach of covenant, warranty or agreement made by the Buyer herein; or

                  (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

         12. Notice of Claims and Potential Claims. (a) Any claim for indemnity under paragraphs 10 and 11 hereof shall be made by written notice to the indemnifying party specifying in reasonable detail the basis of the claim. The indemnified party agrees to give prompt written notice to the indemnifying party of any claim by a third party against the indemnified party which might give rise to a claim against the indemnifying party under Paragraphs 10 and 11 hereof, stating the nature and basis of such claim and, if ascertainable, the amount thereof, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the failure to give such notice. In connection with any such third party claim, the indemnifying party may, at its election and expense, assume the defense of such third party claim, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim, and provided further that the indemnified party has not determined in good faith that joint representation is not possible under ethical guidelines. If the indemnifying party assumes the defense of the third party claim, no compromise or settlement of such claim may be effected by the indemnifying party without the indemnified party's consent, which will not be unreasonably withheld. If the indemnifying party shall not have elected to so assume the defense of such third party claim, no such third party claim shall be settled without the consent of the indemnifying party, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim and provided further that such consent will not be unreasonably withheld.

                  (b) Each party hereto agrees to use its best efforts, consistent with reasonable business practices, to mitigate any liability that is the subject of an indemnity claim.

         13. Termination. (a) This Agreement may be terminated at any time prior to the consummation of the Closing hereunder, in accordance with the following provisions:

                           (i) By mutual agreement of the Buyer and the Company;
or

                           (ii) By the Company if any of the conditions set
forth in paragraph 7 shall not have been met or waived in writing by the Company by the Closing Date; or

                           (iii) By the Buyer if any of the conditions provided
for in paragraph 8 of this Agreement shall not have been met or waived in writing by the Buyer by the Closing Date; or

                           (iv) By either Buyer or the Company in the event that
the Closing shall not have occurred on or prior to June 30, 1999.

                  (b) Nothing in this paragraph 13 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

         14. Miscellaneous. (a) Expenses. The Buyer, the Company and the Shareholders each agrees to pay its own costs and expenses in connection with the transactions contemplated by this Agreement.

                  (b) Survival. Notwithstanding any presumption to the contrary, all representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing.

                  (c) Law; Benefit. The provisions of this Agreement shall be construed in accordance with the laws of the State of New Jersey. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  (d) Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered or sent by telecopy with receipt confirmed, or (ii) on the next day after delivery to a nationally-recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this paragraph:

                           If to Buyer:

                           COMTREX SYSTEMS CORPORATION
                           102 Executive Drive
                           Moorestown, NJ 08057
                           Attn: Jeffrey C. Rice, President
                           Facsimile No.: (609) 778-9322

                           And to:

                           Archer & Greiner, A Professional Corporation
                           One Centennial Square
                           Haddonfield, New Jersey 08033
                           Attn:  Deborah A. Hays, Esquire
                           Facsimile No:  (609) 795-0574

                           If to the Company:

                           Cash Register Systems, Inc.
                           63 Oakland Avenue
                           Pontiac, Michigan 48342
                           Attn:  Michael R. Carter, President
                           Facsimile No: (248) 858-8424
                           With a required copy to:
                           Richard A. Campbell, Esquire
                           Campbell, Keenan, Cooney, Karlstrom & Steckling,
                           L.L.P.
                           5840 Lorac Drive
                           Clarkston, Michigan  48346-2945

                           Facsimile No: (248) 625-6996

                           If to the Shareholders, to their respective addresses on Exhibit A.

                  (e) Entire Agreement; Etc. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may be amended or supplemented solely by a writing executed by the parties hereto.

                  (f) Public Announcement. Any public announcement made by either party prior to Closing pertaining to the transactions contemplated under this Agreement shall be subject to the prior approval of the other party, except as required by applicable laws or stock exchange requirements.

                  (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  (h) Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, construction or effect.

                  (i) Choice of Forum. The parties irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court sitting therein and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Acquisition Documents.
                  (j) Non-Waiver of Rights. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                                               COMTREX SYSTEMS CORPORATION

                                               By: /s/Jeffrey C. Rice
                                                   ----------------------------
                                               Jeffrey C. Rice, President

                                               SHAREHOLDERS:

                                               /s/ Michael R. Carter
                                                   ----------------------------
                                               MICHAEL R. CARTER

                                               /s/ Matthew R. Carter
                                                   ----------------------------
                                               MATTHEW R. CARTER

                                               /s/ Marc R. Carter
                                                   ----------------------------
                                               MARC R. CARTER

                                               /s/ Donn Scott Smith
                                                   ----------------------------
                                               DONN SCOTT SMITH


                                               CASH REGISTER SYSTEMS, INC.

                                               By: /s/ Michael R. Carter
                                                   ----------------------------
                                               Name: Michael R. Carter
                                               Title:   President

EXHIBIT A
---------

                                THE SHAREHOLDERS
                                ----------------


              -------------------------------------------------------
              Name                                             Shares



              Michael R. Carter                                3,000



              Matthew R. Carter                                  667



              Marc R. Carter                                     667



              Donn Scott Smith                                   666



                         Total                                 5,000
              -------------------------------------------------------

                            LIST OF OMITTED SCHEDULES


Schedule No.                         Description
------------                         -----------

Schedule 4(j)                        Compensation changes
Schedule 4(l)(i)                     Assets
Schedule 4(l)(ii)                    Intellectual property
Schedule 4(l)(iii)                   Contracts and agreements
Schedule 4(l)(iv)                    Insurance
Schedule 4(l)(v)                     Indebtedness
Schedule 4(l)(vi)                    Suppliers
Schedule 4(l)(vii)                   Permits and approvals
Schedule 4(l)(viii)                  Employment agreements and benefit plans
Schedule 4(l)(ix)                    Employee compensation
Schedule 4(l)(x)                     Bank accounts
Schedule 4(l)(xi)                    Securities owned by company
Schedule 4(r)                        Hazardous substances







                                       33